American Public Education Reports First Quarter 2017 Results

CHARLES TOWN, W.Va., May 9, 2017 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended March 31, 2017.

Selected Financial Data:

  First quarter 2017 consolidated revenue decreased 9.9% to $75.7 million, compared to $84.0 million in the same period of 2016.
  Net income for the first quarter of 2017 decreased to $4.5 million, or $0.28 per diluted share, compared to net income of $10.3 million, or $0.64 per diluted share, in the same period of 2016.

Registrations and Enrollment Highlights:

  Net course registrations at APUS decreased approximately 9% in the first quarter of 2017, compared to the prior year period. Net course registrations by returning students decreased approximately 8% year-over-year and net course registrations by new students decreased approximately 16% year-over-year in the first quarter of 2017. 1
  APUS student enrollment decreased 11% year-over-year to approximately 87,100 students as of March 31, 2017.2
  For the three months ended March 31, 2017, new student enrollment at HCN increased by approximately 22% year-over-year and total student enrollment decreased by 8% to approximately 1,710 students. 3

Financial Results:

Total consolidated revenue for the first quarter of 2017 decreased 9.9% to $75.7 million, compared to total revenue of $84.0 million in the first quarter of 2016. Consolidated income from operations before interest income and income taxes in the first quarter of 2017 was $8.3 million, compared to consolidated income from operations before interest income and income taxes of $16.0 million in the first quarter of 2016. Net income for the first quarter of 2017 was $4.5 million, or $0.28 per diluted share, compared to net income of $10.3 million, or $0.64 per diluted share for the first quarter of 2016. The weighted average diluted shares outstanding for the first quarters of 2017 and 2016 were approximately 16.3 million and 16.2 million, respectively.

Total cash and cash equivalents as of March 31, 2017 were approximately $147.8 million, compared to $120.0 million as of March 31, 2016. Capital expenditures were approximately $1.7 million for the three months ended March 31, 2017, compared to $3.1 million in the prior year period. Depreciation and amortization was $4.7 million for the three months ended March 31, 2017, compared to $4.9 million for the same period of 2016.

Registrations and Enrollment:

American Public University System[1]
For the three months ended March 31,	2017	2016	% Change
Net Course Registrations by New Students	10,600	12,600	-16%
Net Course Registrations	86,800	95,800	-9%

As of March 31,
APUS Student Enrollment[2]	87,100	98,400	-11%

Hondros College of Nursing[3]
For the three months ended March 31,	2017	2016	% Change
New Student Enrollment	450	370	+22%
Total Student Enrollment	1,710	1,850	-8%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. 2APUS Student Enrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.
3HCN Student Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Second Quarter 2017 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates second quarter 2017 consolidated revenues to decrease between approximately 10% and 7% year-over-year, compared to the second quarter of 2016. The Company expects consolidated net income of between $0.19 and $0.24 per diluted share in the second quarter of 2017.

American Public Education also expects the following results from its subsidiaries in the second quarter of 2017:

  At American Public University System, net course registrations by new students are expected to decrease between 11% and 7% year-over-year and net course registrations are expected to decrease between 9% and 6% year-over-year. 1
  At Hondros College of Nursing, new student enrollment increased by approximately 31% year-over-year and total student enrollment decreased by approximately 3% year-over-year for the three months ended June 30, 2017 (Spring 2017).3

Webcast:

A live webcast of the Company's first quarter 2017 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 85,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the period ended March 31, 2017 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)

Revenues	$75,688	$83,966
Costs and expenses:
Instructional costs and services	28,956	29,708
Selling and promotional	15,435	16,469
General and administrative	17,756	16,669
Loss on disposals of long-lived assets	490	261
Depreciation and amortization	4,744	4,889

Total costs and expenses	67,381	67,996

Income from operations before
interest income and income taxes	8,307	15,970
Interest income, net	11	37

Income before income taxes	8,318	16,007
Income tax expense	3,849	6,267
Equity investment income	40	600

Net income	$4,509	$10,340

Net income per common share:
Basic	$0.28	$0.64
Diluted	$0.28	$0.64

Weighted average number of
common shares:
Basic	16,190	16,038
Diluted	16,321	16,171

	Three Months Ended
Segment Information:	March 31,
	2017	2016
Revenues:
American Public Education, Inc.	$68,129	$76,265
Hondros College of Nursing	$7,559	$7,701
Income from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$7,927	$15,237
Hondros College of Nursing	$380	$733

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371 or Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880